Exhibit 3.2

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF INCORPORATION

OF

BRYCE THERAPEUTICS, INC.

(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

Bryce Therapeutics, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify:

FIRST: The Board of Directors of the Corporation duly adopted resolutions, pursuant to Section 242 of the General Corporation Law, setting forth an amendment to the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) and declaring said amendment to be advisable and in the best interests of the Corporation.

SECOND: The Certificate of Incorporation is hereby amended by deleting in its entirety ARTICLE ONE thereof and inserting in lieu thereof the following replacement ARTICLE ONE:

“The name of the corporation is Atrium Therapeutics, Inc. (the “Corporation”).”

IN WITNESS WHEREOF, this Certificate of Amendment has been executed by a duly authorized officer of the Corporation on this 8th day of December, 2025.

By:	/s/ John Moriarty
John Moriarty
Secretary

[Signature Page to Certificate of Amendment]